Exhibit 99.1

Spero Therapeutics Receives Complete Response Letter from U.S. Food and

Drug Administration for Tebipenem HBr New Drug Application

CAMBRIDGE, Mass., June 27, 2022 — Spero Therapeutics, Inc. (Nasdaq: SPRO) today announced that it has received a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) for its New Drug Application (NDA) seeking approval for tebipenem HBr oral tablets for treatment of adult patients with complicated urinary tract infection (cUTI), including pyelonephritis. The FDA had set a Prescription Drug User Fee Act (PDUFA) target action date of June 27, 2022.

In the CRL, the FDA communicated that it had completed its review of the NDA and determined that the NDA could not be approved in its present form. As previously disclosed in Spero’s May 3, 2022 press release, the CRL was anticipated based on feedback received at the late cycle meeting, in which the agency outlined potential deficiencies in the application. In the CRL, the FDA ultimately concluded that Spero’s Phase 3 cUTI study of tebipenem HBr (ADAPT-PO) was insufficient to support approval and that additional clinical study would be required. Spero intends to promptly request a Type A meeting with the FDA, to gain further insights as to the pathway forward towards a potential regulatory approval for tebipenem HBr.

“We are disappointed with the FDA’s decision, but we look forward to our continued dialogue, addressing the agency’s concerns and outlining a clear path forward for tebipenem HBr,” said Ankit Mahadevia, M.D., Chief Executive Officer of Spero Therapeutics. “With this development, we continue to believe that tebipenem HBr offers patients and their providers an important new treatment option, that if approved, has the potential to address the critical unmet need for a new oral antibiotic for patients with cUTI.”

Dr. Mahadevia continued, “Our commitment to the development of effective new agents to address unmet medical needs remains strong, as we seek to identify the optimal path forward for tebipenem’s regulatory approval, commercialization, and value creation, potentially through external partnerships. Tebipenem HBr remains an important part of the Spero pipeline and a complement to our SPR720 and SPR206 programs, which we continue to advance towards key clinical and regulatory milestones.”

Tebipenem HBr Research Support

Select tebipenem HBr studies have been funded in part with federal funds from the Department of Health and Human Services; Office of the Assistant Secretary for Preparedness and Response; Biomedical Advanced Research and Development Authority, under contract number HHSO100201800015C.

About Spero Therapeutics

Spero Therapeutics is a multi-asset, clinical-stage biopharmaceutical company focused on identifying, developing, and commercializing novel treatments for bacterial infections, including multi-drug resistant bacterial infections and rare diseases.

•	Spero Therapeutics is developing SPR720 as a novel oral therapy candidate for the treatment of a rare, orphan pulmonary disease caused by non-tuberculous mycobacterial infections.

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Spero Therapeutics also has an IV-administered next generation polymyxin product candidate, SPR206, developed from its potentiator platform, which is in development to treat multi-drug resistant Gram-negative infections in the hospital setting.

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Tebipenem HBr is an investigational drug in the United States being developed for the treatment of cUTI, including pyelonephritis, caused by certain microorganisms, in adult patients who have limited treatment options; tebipenem HBr is not FDA-approved.

For more information, visit https://sperotherapeutics.com.

Forward Looking Statements

This press release may contain forward-looking statements. These statements include, but are not limited to, statements about the potential regulatory path forward for tebipenem HBr and the potential approval of tebipenem HBr by the FDA and the timing thereof; the potential value of tebipenem HBr; the potential for a partnership of the tebipenem HBr franchise; the future development and commercialization of tebipenem HBr, SPR206 and SPR720; the design, initiation, timing, progress and results of Spero’s preclinical studies and clinical trials and its research and development programs; and management’s assessment of the results of such preclinical studies and clinical trials. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intent,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether the FDA will ultimately approve tebipenem HBr and, if so, the timing of any such approval; whether the FDA will require any additional clinical data or place labeling restrictions on the use of tebipenem HBr that would add costs for Spero, delay approval and/or reduce the commercial prospects of tebipenem HBr; whether any third parties would be interested in partnering with Spero to pursue continued efforts to obtain FDA approval of tebipenem HBr, or acquiring rights to the tebipenem HBr program from Spero through a partnership arrangement; the COVID-19 pandemic; Spero’s need for additional funding; the risk that Spero may not be able to address the FDA’s concerns with respect to tebipenem HBr; the lengthy, expensive, and uncertain process of clinical drug development for SPR720 and SPR206; whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; Spero’s reliance on third parties to manufacture, develop, and commercialize its product candidates, if approved; the ability to commercialize Spero’s product candidates, if approved; Spero’s ability to retain key personnel; whether Spero’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; and other factors discussed in the “Risk Factors” set forth in filings that Spero periodically makes with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release represent Spero’s views as of the date of this press release. Spero anticipates that subsequent events and developments will cause its views to change. However, while Spero may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Spero’s views as of any date subsequent to the date of this press release.

Investor Relations Contact:

Ted Jenkins

Vice President, Investor Relations and Strategic Finance

TJenkins@sperotherapeutics.com

(617) 798-4039

Media Inquiries: media@sperotherapeutics.com